Exhibit 99.1

NEWS RELEASE

NOVAGOLD Reports Fiscal Year 2023 Financial Results

Completion of 2023 Fieldwork, Permits Maintained, and Continuous Work at Donlin Gold that Enhances the Project’s Value and Visibility

Strong Treasury of $126M in Cash and Term Deposits

Welcomed Ben Machlis as VP General Counsel & Promoted Richard Williams as COO

NOVAGOLD’s treasury remains healthy with $126 million in cash and term deposits as of November 30, 2023, which includes the $25 million note payment received from Newmont in July 2023, keeping NOVAGOLD in a strong financial position to advance the Donlin Gold project up the value chain.

The Donlin Gold fieldwork was safely and successfully completed in July with a total of 44 direct hire employees, 63% being from the Yukon-Kuskokwim (Y-K) region.

Trade-off studies and extensive analysis on project assumptions, inputs, design components for optimization (mine engineering, metallurgy, hydrology, power, and infrastructure) were advanced to inform the next steps in taking the project further up the value chain.

January 24, 2024 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its fiscal year 2023 financial results and an update on Donlin Gold, its Tier One11 gold development project which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the year ended November 30, 2023, are presented in the consolidated financial statements and annual report on Form 10-K filed on January 24, 2024 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In 2023, the following milestones were achieved at NOVAGOLD and Donlin Gold:

Successfully completed the Donlin Gold field program in July, which encompassed:

The completion of comprehensive fieldwork and geotechnical drilling required to complete the Alaska Dam Safety certification applications;

Fieldwork to further characterize groundwater flow at the site, including 1,279 m of hydrogeologic drilling with instrumentation and pump tests, providing important information for mine planning and design;

Lyman family’s historic placer site restoration, with pond habitat creation advanced; anticipated aquatic life access and use planned for the 2024 field season.

Held meetings in Alaska with State officials and the U.S. Army Corps of Engineers (“Corps”) – in partnership with Calista Corporation (“Calista”) and the village of Crooked Creek – to emphasize the project's comprehensive environmental review and permitting processes, as well as the close collaboration with Native Alaskan landowners.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Further enhanced NOVAGOLD’s Environmental, Social and Governance (ESG) disclosure by reporting in alignment with the Carbon Disclosure Project (CDP) and Task Force on Climate-Related Financial Disclosures (TCFD) frameworks.

Approved in December a Donlin Gold budget of $28.5 million (100% basis) for 2024 comprising of resource modelling, mine planning work, metallurgical test work (pilot plant), regional infrastructure support plan, geoscience hydrology and closure planning, advance dam safety certificates, support litigation activities, as well as government affairs, community engagement and sponsorships at the Donlin Gold LLC board level.

President’s Message

Driving the Donlin Gold Project Toward Development Through Unwavering Commitment and Persistent Work

NOVAGOLD’s singular focus on advancing its exceptional project up the value chain is first and foremost demonstrated through the Company’s increased investments in, and expanded partnerships with, communities of the Y-K region. The extensive work completed on the Donlin Gold project in 2023 and to date has added considerable value for all stakeholders, including Alaska residents and NOVAGOLD shareholders, and contributed significantly to positioning the project for the next stage of development. The safe and successful completion of this latest fieldwork program serves as yet another testament to the exceptional teamwork, dedication, strategic planning, and adherence to health and safety protocols by our employees, contractors, and the communities where we operate.

In February 2023, the Donlin Gold camp re-opened with a total workforce of 44 direct hire employees – 63% of whom came from the Y-K region. The 2023 program was successfully completed in July and included comprehensive fieldwork and geotechnical drilling required to complete the Alaska Dam Safety certificate applications. This involved data collection at the locations earmarked for water retention structures, including the proposed Tailings Storage Facility (TSF). The fieldwork included 1,840 meters of geotechnical drilling, 74 test pits, 25 kilometers of seismic survey, and TSF test plot liner installation. Fieldwork to further define groundwater at the site included 1,279 meters of hydrogeologic drilling with instrumentation and pump tests, providing important information for mine planning and design.

At the historic Lyman placer site, restoration work included significant pond habitat creation. Additional work including reconnecting the pond to Crooked Creek to facilitate aquatic life access and use is planned for the 2024 field season.

Work included advancing the geologic and resource models; trade-off studies, extensive analysis on key project assumptions, inputs, and design components for validation and optimization (mine engineering, metallurgy, hydrology, and infrastructure) to inform the next steps in taking the project further up the value chain. Additionally, remaining permits were advanced through the regulatory process, continued support of the Federal and State agencies in maintaining the existing permits; and through continued engagement, sustaining and expanding project support in the Y-K region.

The Donlin Gold LLC board and the project’s owners are firmly committed to prioritizing engineering excellence, environmental stewardship, a robust safety culture, and sustained community engagement in this endeavor.

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Alongside Native Corporation Partners, Calista and TKC, Upholding Donlin Gold’s Social License Through Continuous and Meaningful Engagement with All Stakeholders

In collaboration with Calista and The Kuskokwim Corporation (TKC), Donlin Gold actively engages stakeholders and governments in the Y-K region, Alaska, and Washington, D.C. The project's location on private land designated by law for mining under the 1971 Alaska Native Claims Settlement Act is a distinctive feature, setting it apart from other mining assets in Alaska and guiding our advocacy efforts. Donlin Gold’s enduring partnerships with Calista and TKC are pivotal in facilitating comprehensive outreach throughout the Y-K region. Our commitment to meaningful tribal engagement, reinforced by decades of deep community involvement, is integral to the project's development. These time-tested bonds continue to drive all aspects of our outreach and engagement activities.

In 2023, Donlin Gold reaffirmed this commitment by appointing additional community liaison representatives from the local villages of Nunapitchuk, Tuluksak, Pilot Station, and Kwigillingok – expanding the group’s total to eight. It also established three additional Shared Values Statements, for a total of 16, which formalize Donlin Gold’s ongoing engagement with local communities, reinforce existing long-term relationships, and address specific community needs. This past year, Donlin Gold conducted over 7,000 direct engagements, establishing meaningful interactions and communication channels with key stakeholders. These activities encompassed a diverse range of interactions – including discussions, consultations, and collaborative sessions – underscoring our commitment to fostering transparent and open dialogue with those individuals and institutions that are essential to Donlin Gold’s success.

In collaboration with Calista and the village of Crooked Creek, Donlin Gold continued its proactive bipartisan outreach in Alaska to emphasize the thoroughness of the project’s environmental review and permitting procedures, alongside strong partnerships with Native Alaskans who own the land. This comprehensive effort extended to Washington, D.C., where gatherings were held with members of Alaska’s Congressional delegation and senior leadership from the U.S. Department of Interior. The ongoing bipartisan outreach campaign targeted the Biden Administration and the U.S. Congress, with notable participants including U.S. Senators Lisa Murkowski and Dan Sullivan, along with U.S. Representative Mary Peltola from the Y-K region. Furthermore, Donlin Gold received recognition from Rep. Peltola at the Alaska Oil & Gas Association’s Annual Conference, acknowledging the Company’s exceptional project outreach and community engagement efforts. Donlin Gold’s commitment to fostering positive relationships and actively involving local communities in the Y-K region reflects the importance we place on responsible and sustainable resource development in Alaska.

Advancing Cultural Preservation, Education, Community Wellness, and Environmental Initiatives in the Y-K Region

NOVAGOLD maintains a longstanding commitment to education, community wellness, cultural preservation, and environmental stewardship – actively reinforcing these goals at the Donlin Gold project site and within the communities of the Y-K Region. With a focus on supporting initiatives such as fisheries studies, environmental activities, subsistence, cultural preservation, and grants, NOVAGOLD strongly emphasizes community and social responsibility. Through continuous collaboration with Calista and TKC, alongside other key representatives of local communities, our collective efforts provide critical support to the Y-K region. This ongoing commitment ensures the sustainable and profitable development of Donlin Gold in the years to come, with a diverse array of projects and activities contributing to these overarching objectives in 2023.

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Donlin Gold supported various search and rescue teams throughout the Y-K region, provided funding to the Bethel Community Services Foundation and Special Olympics Alaska, as well as sponsored and participated in the Alaska Safe Riders initiative, which promotes the safe riding of snowmachines, all-terrain-vehicles and recreational off-road vehicles. In addition, NOVAGOLD, in collaboration with Covenant House Alaska and Bethel Community Services, is developing an action plan to help address chronic and ongoing youth food insecurity in the Y-K region. These parties have successfully leased space from Bethel Winter House towards establishing a housing and service hub for young adults aged 18 to 24. Furthermore, Donlin Gold partnered with the Bethel Community Services Foundation and the Aruqutet Project on a regional program to address food insecurity throughout the Bethel community. Over 550 local households are enrolled in the program to date. Employing local staff and committed volunteers has proven critical to the program’s success.

As an annual sponsor of the Rural Alaska Community Action Program, Donlin Gold upholds its longstanding support by recruiting and placing local elders in Y-K schools. This program facilitates the transmission of traditional knowledge and values, enriching the educational experience for students across the region. In addition, Donlin Gold has strengthened its sponsorship of the First Alaskans Institute, as well as extended support and actively participated in key events such as the Elders & Youth statewide conference and the Alaska Federation of Natives annual convention. These sustained efforts foster cultural enrichment and community engagement.

In collaboration with the village of Napaimute, Donlin Gold actively participated in and provided principal support to the “In It For The Long Haul” backhaul program for the sixth year in a row. This vital project is dedicated to the collection, removal, and safe disposal of household hazardous and electronic wastes from villages across the Y-K region, preventing its adverse impact on landfills and waterways. The program achieved significant new milestones in 2023, including the removal of waste from fish camps in the Middle Kuskokwim area and the initiation of waste backhaul operations along the Yukon River. In total, this year’s program successfully collected and disposed of approximately 235,000 pounds of waste. Donlin Gold also supported 52 villages as part of the annual “Clean-Up Green-Up program”, which seeks to collect and dispose of trash from the tundra, roads, public areas and beaches in the Y-K region that accumulate over the winter months.

Donlin Gold has been increasingly focused on collaborating with our Alaska Native Corporation partners to monitor and assess the conditions and management of salmon fisheries in the Kuskokwim and Yukon River watersheds. In the fourth quarter of 2023, we initiated the identification of specific potential project opportunities aimed at monitoring, evaluating, and enhancing the health of salmon populations. In the coming first quarter, Donlin Gold will identify key projects to support with work expected to commence in the third quarter of 2024. All such projects will be executed in full collaboration and partnership with the people of the Y-K region. Furthermore, in collaboration with TKC, the village of Crooked Creek, the Akiak Native Community and the Napaimute Tribe, Donlin Gold provided financial support for the construction and maintenance of the ice roads that allow for winter travel between the remote Kuskokwim River communities – which, in turn, led to increased participation in community events, including cultural activities and sports, but also provided critical access for emergency services, law enforcement and travel. On average, a total of 300 miles of ice road is constructed and maintained annually.

Education is a cornerstone of Donlin Gold’s community engagement efforts, characterized by a steadfast commitment to advancing educational opportunities in Alaska. Collaborating closely with Alaska Resource Education, Donlin Gold actively supports the mission of educating Alaskan students about the state’s natural resources. In addition, the Company extends its dedication to education by backing the Alaska School Activities Association – a statewide non-profit organization that directs, develops, and supports high school interscholastic sports, academic, and fine arts activities across Alaska. NOVAGOLD also contributes to educational advancement by funding an annual scholarship at the University of Alaska. This scholarship is specifically designed to support underrepresented students pursuing majors in Mine Engineering and Geology, thereby contributing to the development of future talent in these essential professional fields.

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Collaborating to Maintain Existing Permits in Good Standing and Secure Outstanding State Permits

Navigating the intricate permitting process in the United States and Alaska constitutes a rigorous undertaking, demanding years of dedicated effort to ensure a diligent, thorough, transparent, and inclusive approach that engages all stakeholders – particularly those from the Y-K region. Donlin Gold, alongside both its owners and its partners Calista and TKC, possesses a strong command of the project’s permitting and regulatory procedures and works closely with the Federal and State agencies to maintain the project’s permits in good standing, with a specific focus on advancing the Alaska Dam Safety Certificates.

Part of the 2023 field program was focused on geotechnical and hydrological drilling to gather supplementary data for the Alaska Dam Safety Certificates application process. The fieldwork concluded in July, and the team is on track to submit the preliminary design packages to the Alaska Department of Natural Resources (“ADNR”) in the first half of 2024. We anticipate the Certificates will be issued in 2026.

The new air quality permit based on updated air quality modeling and emissions controls information was issued in July 2023. The Alaska Pollutant Discharge Elimination System permit (“APDES”), which originally expired in 2023, and the Waste Management Permit, which originally was to expire in January 2024, are administratively extended pending renewal by the Alaska Departments of Environmental Conservation (“ADEC”). The Reclamation Plan approval, which was also to expire in January 2024, is administratively extended to January 2025.

On August 18, 2023, the ADNR Commissioner reaffirmed ADEC’s issuance of the 401 Certification (Alaska water quality certification) – following an appeal by Earthjustice, representing the Orutsararmiut Native Council (ONC). The suspension of the previously filed Alaska Superior Court case was then lifted and the Earthjustice and ONC’s opening brief was filed on January 5, 2024.

On September 1, 2023, the Alaska Superior Court affirmed the ADNR’s decision on Donlin Gold’s water rights permits, following unsuccessful appeal to the ADNR Commissioner. On October 2, 2023, Earthjustice appealed the Superior Court decision to the Alaska Supreme Court. Earthjustice filed their opening brief with the Supreme Court on January 4, 2023.

On April 12 and July 3, 2023, the Alaska Superior Court affirmed the ADNR’s issuance of the State Right-of-Way (“ROW”) lease in the Earthjustice and Robert Fithian cases, respectively. The decision in the Earthjustice case has been appealed to the Alaska Supreme Court. Earthjustice’s opening brief was submitted on September 22, 2023. The State of Alaska, Calista, and Donlin Gold’s reply briefs were submitted on January 3, 2023. Mr. Fithian did not appeal to the Alaska Supreme Court.

In the Federal litigation challenging the Donlin Gold Joint Record of Decision, including the 404 permit issued by the Corps and ROW lease for the portions of the pipeline located on Federal lands issued by the Bureau of Land Management of the U.S. Department of Interior, the U.S. Department of Justice (DOJ) is finalizing compilation of the Administrative Record for the court. The briefing schedule was agreed upon in the fourth quarter and will extend through the first half of 2024.

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Despite the challenges mentioned above, all appeals against Donlin Gold permits have been unsuccessful to date – thereby reinforcing our confidence in the thorough permitting process. Acknowledging the importance of readiness and organization, along with unwavering support from Donlin Gold and its owners, we remain committed to backing all agencies in defending the comprehensive permitting processes. Our approach emphasizes preparedness for potential challenges to Federal and State permits, reflecting the normative landscape in the United States. The project’s leadership and litigation teams – which are intimately familiar with the permitting process and procedures – closely collaborate with Donlin Gold and its owners, supported by the unwavering advocacy of Calista and TKC, to provide steadfast support to State and Federal government agencies in defending the permitting process.

Protecting a Valuable Asset in a Rising Gold Price Environment while Maintaining a Strong Treasury to Steward the Advancement of Donlin Gold

NOVAGOLD believes the Donlin Gold project represents a premier investment opportunity to leverage a surge in the gold market among gold equities – hence establishing NOVAGOLD as the optimal choice to pursue such a thesis. Situated in Alaska, a secure and proven mining jurisdiction, our project holds unparalleled potential, reflecting our longstanding commitment to guide this remarkable asset through its progression up the value chain in a responsible and prudent manner. With unrivaled attributes, encompassing industry-leading size, grade, and considerable exploration potential, Donlin Gold stands as one of the best development assets in the gold industry. Boasting approximately 39 million ounces of gold with a grade of 2.24 grams per tonne in Measured and Indicated Mineral Resources (100% basis), inclusive of Proven and Probable Mineral Reserves, and projecting an annual production of 1.1 million ounces over a 27-year period, Donlin Gold has the potential to constitute a cost-effective generational gold mine. Furthermore, exploration opportunities extend well beyond the current resource areas, which covers only a fraction of the extensive land package. These factors collectively position Donlin Gold as a compelling narrative in gold development, underscored by NOVAGOLD's unwavering commitment to responsible mining, trust-building, and sustained project improvement.

NOVAGOLD’s thorough and time-tested strategy has continuously elevated Donlin Gold up the value chain, maintaining robust financial health without requiring additional equity issuances since January 2012. As of November 30, 2023, our treasury stands at $126 million, strengthened by a $25 million note payment from Newmont in July 2023, providing ample resources to fund our share of the Donlin Gold project over at least the next three years at current spending levels. Over the past decade, our leadership team has demonstrated diligence, responsible stewardship, and effective risk reduction – a commitment that aligns with fulfilling every single promise made to shareholders since 2012.

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2024 Activities and Next Steps for Donlin Gold

At the December 2023 Donlin Gold LLC board meeting, NOVAGOLD proposed proceeding to an updated feasibility study while Barrick proposed continued drilling campaigns. Even though the owners did not agree to either proposal at the December meeting, they found common ground on value-adding activities that advance the project. Thus, while discussions continue regarding next steps, the Donlin Gold LLC board approved a budget of $28.5 million (100% basis) for 2024, comprising resource modelling, mine planning work, metallurgical test work (pilot plant), regional infrastructure support planning, geoscience hydrology and closure planning, advancement of the dam safety certificate applications, and continued support of pending litigation, government affairs, community engagement activities, and sponsorships. NOVAGOLD will continue to employ concerted and inclusive efforts to advance the Donlin Gold project for the benefit of all our shareholders and Donlin Gold stakeholders.

NOVAGOLD Management Appointments and Promotions

I would also like to congratulate Richard Williams on his promotion as Chief Operating Officer for NOVAGOLD, effective January 1, 2024, and welcome Benjamin (“Ben”) Machlis who recently joined us as NOVAGOLD’s Vice President and General Counsel.

Richard has led the engineering and technical program at NOVAGOLD for over a decade. His knowledge and commitment to the company has been pivotal in the development and continued success of the Donlin Gold project since joining the NOVAGOLD team in 2012. Previously, Richard spent over 30 years with Barrick Gold developing and operating major mines. He has extensive experience in autoclave technology served as Project Director of the Pueblo Viejo mine in the Dominican Republic. Richard’s seven-year tenure at Pueblo Viejo capped a career where he progressively held top operating roles which included the design, construction and operation of mineral processing facilities of major mines such as Goldstrike in Nevada and Mercur in Utah.

Ben, is an experienced natural resources and environmental attorney. Ben spent the last seven years as a partner at Dorsey & Whitney where he chaired its regulatory affairs practice group, which houses its natural resources, energy, environmental, cybersecurity, workplace safety, and telecom attorneys and represented mining, renewable development, and other industrial companies on permitting, project development, operational compliance, closure, and remediation issues. Prior to Dorsey & Whitney, Ben was with the law firm Holland & Hart and served as an environmental policy advisor at the Utah Governor's Office. He received his undergraduate and J.D. degrees from the University of Utah.

With NOVAGOLD consistently delivering on its commitments, Donlin Gold is poised for gold development success. Mitigating risks, embracing responsible mining, and fostering trust, we have successfully unlocked the value of our high-quality asset while safeguarding a robust treasury. These accomplishments are the result of sustained and dedicated teamwork across various fronts – from Donlin Gold site programs and permitting efforts to community outreach and environmental initiatives. In the years to come, Heartfelt gratitude and appreciation go to our colleagues, partners, Board members, and indeed our shareholders, for their unwavering support. As we begin 2024, we remain steadfastly committed to delivering on promises made and ever more excited to achieve further milestones – together.

Sincerely,

Gregory A. Lang

President and CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2023 $	Year ended November 30, 2022 $
General and administrative expense (1)	21,783	20,109
Share of losses – Donlin Gold	18,529	28,163
Total operating expenses	40,312	48,272

Loss from operations	(40,312)	(48,272)
Interest expense on promissory note	(13,063)	(7,962)
Interest and dividend income	5,791	1,591
Accretion of notes receivable	579	849
Remediation expense	(541)	(366)
Other income, net	782	784
Income tax recovery (expense)	(39)	33
Net loss	(46,803)	(53,343)

Loss per share, basic and diluted	(0.14)	(0.16)

	At November 30, 2023 $	At November 30, 2022 $
Cash and term deposits	125,749	125,882
Total assets	133,290	159,189
Total liabilities	141,513	129,286

The net loss decreased by $6,540 from 2022, primarily due to lower field expenses at Donlin Gold, increased interest income, and other income related to the 2021 sale of the Company’s interest in the San Roque mineral property, partially offset by an increase in interest expense on the promissory note and higher general and administrative expenses.

Donlin Gold expenses were lower in 2023 with fieldwork and geotechnical drilling completed in July for the Alaska Dam Safety certificate applications and hydrological drilling to support mine planning and design, compared to the large exploration drilling program in 2022. General and administrative costs increased due to higher corporate travel costs, legal expenses, and PSUs granted to the Company’s executive officers on December 15, 2022, as a retention incentive that will vest if their employment continues through June 30, 2024. Higher interest rates in 2023 impacted interest income on cash and term deposits and interest expense on the promissory note. The average effective interest rate on the promissory note increased from 6.8% in 2022 to 10.3% in 2023.

During the fourth quarter of 2023 we incurred a net loss of $10,421 compared to a net loss of $12,255 in 2022. The decrease in net loss primarily resulted from reduced activity at Donlin Gold and higher interest income, partially offset by increased interest on the promissory note. The average effective interest rate on the promissory note increased from 6.8% in 2022 to 10.3% in 2023.

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Liquidity and Capital Resources

In 2023, cash and cash equivalents decreased by $18,133, mainly to fund our share of Donlin Gold, corporate administrative expenses, and net purchases of term deposits, partially offset by the note proceeds received from Newmont.

Net spending on operating activities decreased by $4,585, primarily due to increased interest proceeds received on cash and term deposits, and the timing of corporate liability insurance payments in the prior year, partially offset by higher corporate travel costs, legal expenses, and remediation expenditures. Cash used in investing activities decreased by $2,034, primarily due to Newmont note proceeds and lower Donlin Gold funding requirements, partially offset by net purchases of term deposits in 2023 compared to net proceeds from term deposits in 2022. In financing activities, the PSU awards that matured in 2023 did not meet the performance criteria; therefore, no common shares were issued, and no withholding tax was paid.

2024 Outlook

Our anticipated expenditures in fiscal year 2024 are approximately $31,200, including $14,250 to fund the Donlin Gold project, and $16,950 for corporate general and administrative costs.

NOVAGOLD’s main objectives include continuing to advance the Donlin Gold project towards a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong safety, sustainability, and environmental culture; upholding a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, completion of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on January 25, 2024, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

The video webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events/
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Resource categories on a 100% basis)[2], the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Report (both as defined below), once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint of the open pit which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project are focused on state permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

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2 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Report”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

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NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2024 outlook; the timing and potential for a new feasibility study on the Donlin Gold project; our goals and planned expenditures for 2024; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC board will continue to advance the Donlin Gold project up the value chain; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the conversion of Galore Creek into a mine and the receipt of the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; COVID-19; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, the need for additional capital if NOVAGOLD determined to proceed with an updated feasibility study on its own; development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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